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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-87185




                           PROSPECTUS SUPPLEMENT NO. 3

                      (TO PROSPECTUS DATED OCTOBER 8, 1999)

                                     SHARES

                                     AVIRON

                                  COMMON STOCK

                                 ---------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              PLAN OF DISTRIBUTION

     We plan to enter into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. pursuant to which Aviron may, from time to time and at its sole discretion during the following 12 months, present Acqua Wellington with draw down notices requiring Acqua Wellington to purchase up to $4,000,000 of Aviron's common stock. Aviron will issue and sell the shares to Acqua Wellington at a per share purchase price equal to the average price of Aviron common stock over a period of time after the draw down notice less a discount of 5.00% to 8.00%. Aviron may present Acqua Wellington with up to 12 draw down notices during the term of the purchase agreement.

     Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     -    in the over-the-counter market; or

     -    in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

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     Acqua Wellington may also sell its shares under Rule 144 instead of this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares may be effected by one or more of the following methods:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

     - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

     - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     Aqua Wellington is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares purchased from us described in this prospectus supplement. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     During the time Aqua Wellington is engaged in distributing shares covered by this prospectus, Aqua Wellington will comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

     - may not engage in any stabilization activity in connection with our securities;

     - must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     In the common stock purchase agreement with Aqua Wellington, we will agree to indemnify and hold harmless Aqua Wellington and each person who controls Aqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Aqua Wellington.

     We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $100,000.

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                                 USE OF PROCEEDS

     We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 11.

                       WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed below, in addition to those indicated on page 2 of the prospectus:

          o Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999.

                           MARKET FOR OUR COMMON STOCK

     On January 11, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $19.0625 per share. Our common stock is listed on the Nasdaq National Market under the symbol "AVIR." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of January 11, 2000, we had 16,679,144 shares of common stock outstanding.

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 11, 2000.

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                                TABLE OF CONTENTS

                                                                    PAGE
PROSPECTUS SUPPLEMENT
         Plan of Distribution ......................................S-1
         Use of Proceeds............................................S-3
         Where You Can Find More Information........................S-3
         Market for Our Common Stock................................S-3
         General....................................................S-3

PROSPECTUS
         Where You Can Find More Information..........................2
         Summary......................................................4
         The Company..................................................4
         The Offering.................................................5
         Risk Factors.................................................6
         Forward-Looking Statements..................................11
         Use of Proceeds.............................................11
         Plan of Distribution........................................13
         Legal Matters...............................................13
         Experts.....................................................13

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